                                                               November 17, 1998









Markel Corporation
4551 Cox Road
Glen Allen, Virginia   23060-3382


Attention: Mr. Steven A. Markel
Vice-Chairman

Gentlemen:

      In connection with your consideration of a possible negotiated transaction by you or one or more of your affiliates involving Gryphon Holdings Inc. (the "Company") (a "Transaction"), the Company, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), acting as the Company's exclusive financial advisor in connection with the proposed Transaction, and their respective advisors and agents are prepared to make available to you certain information which is non-public, confidential or proprietary in nature ("Evaluation Material").

      By execution of this letter agreement (the "Agreement"), you agree to treat all Evaluation Material confidentially and to observe the terms and conditions set forth herein. For purposes of this Agreement, Evaluation Material shall include all information, regardless of the form in which it is communicated or maintained (whether prepared by the Company, DLJ or otherwise, and whether written or oral, provided after the date of this Agreement, or specifically identified as "confidential") that contains or otherwise reflects information concerning the Company that you or your Representatives (as defined below) may be provided by or on behalf of the Company or DLJ in the course of your evaluation of a possible Transaction. The term "Evaluation Material" shall also include all reports, analyses, notes or other information that are based on, contain or reflect any Evaluation Material ("Notes"). The term "Evaluation Material" does not include those portions of the Evaluation Material that (i) become generally available to the public other than as a result of a disclosure by you or any of your Representatives, (ii) were available to you on a non-confidential basis prior to the disclosure of such Evaluation Material to you pursuant to this Agreement, provided that the source of such information was not known by you or any of your Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material or (iii) become available to you on a non-confidential basis from a source other than the Company or its agents, advisors or representatives provided that the source of such information was not known by you or any of your Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any of its affiliates with respect to such material.

Mr. Steven A. Markel
Markel Corporation
Page 2                                                     November 17, 1998


      You agree that you will not use the Evaluation Material for any purpose other than determining whether you wish to enter into a Transaction. Except as may be required by law, you agree not to disclose or allow disclosure to others of any Evaluation Material; except that, you may disclose Evaluation Material to your directors, officers, employees, partners, affiliates, agents, advisors or representatives (hereinafter, "Representatives"), to the extent necessary to permit such Representatives to assist you in making the determination referred to in the prior sentence, provided, however, that you shall require each such Representative to be bound by the terms of this Agreement to the same extent as if they were parties hereto and you shall be responsible for any breach of this Agreement by any of your Representatives.

      You agree that for a period of 18 months from the date of the signing of this Agreement you and your affiliates will not knowingly, as a result of knowledge or information obtained from the Evaluation Material or otherwise in connection with a possible Transaction: (i) divert or attempt to divert any business or customer of the Company or any of its affiliates; nor (ii) employ or attempt to employ or divert an employee of the Company or any of its affiliates.

      Although the Company and DLJ have endeavored to include in the Evaluation Material information known to them which they believe to be relevant for the purpose of your investigation, you understand and agree that, except as may be set forth in a definitive agreement, none of the Company, DLJ or any of their affiliates, agents, advisors or representatives (i) has made or makes any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to you or your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

      In the event that you or anyone to whom you transmit any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, you will give the Company prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and you will cooperate with the Company to obtain such protective order. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the relevant provisions of this Agreement, you (or such other persons to whom such request is directed) will furnish only that portion of the Evaluation Material which, in the opinion of your counsel, is legally required to be disclosed and, upon the Company's request, and at the Company's expense, use reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

      If you decide that you do not wish to proceed with a Transaction, you will promptly notify DLJ of that decision. In that case, or if the Company shall elect at any time to terminate further access by you to the Evaluation Material for any reason, you will, within two business days, redeliver to us all copies of the Evaluation Material, destroy all Notes and deliver to DLJ and the Company a certificate executed by one of your duly authorized officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of Evaluation Material and Notes, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

Mr. Steven A. Markel
Markel Corporation
Page 3                                                     November 17, 1998


      The Company acknowledges the tender offer, disclosed in the Schedule 14D-1, dated October 20, 1998, of Markel Corporation ("Markel") and its wholly-owned subsidiary MG Acquisition Corp. ("MG"), to purchase all of the outstanding shares of common stock of the Company (the "Shares") at a price of $18.00 per share net to the seller in cash on the terms and subject to the conditions set forth in Markel's and MG's Offer to Purchase, dated October 20, 1998, as amended from time to time (the "Offer to Purchase") and the related Letter of Transmittal (which together, and as they may be amended from time to time, constitute the "Offer"). In exchange for the Company's agreements contained herein you agree (i) to publicly announce an amendment to your Offer to increase the Offer to $19.00 per share net to the seller in cash subject to your completion of due diligence and (ii) you will use all reasonable efforts to complete such due diligence as promptly as possible but in any event within 5 days of the date of this letter agreement. The Company agrees that it and its advisors will (i) use all reasonable efforts to provide information and otherwise cooperate with you to enable you to complete due diligence as promptly as possible but in any event within 5 days of the date of this letter agreement and (ii) commence good faith negotiation of transaction terms. The Company and the Special Committee acknowledge and agree that you may publicly disclose that the Special Committee has agreed that upon completion of your due diligence it will recommend to the Board of Directors of the Company that the Board and the Company's shareholders accept an offer of $19.00 per share net to the seller in cash, subject to their being no higher offers to purchase the Company outstanding at that time. You agree that, prior to December 31, 1998, unless such shall have been specifically approved and authorized by resolution of the Board of Directors of the Company, you shall not, and you shall cause MG and any other affiliate of Markel not to, accept for purchase any Shares under or pursuant to the Offer.

      You agree that, for a period of six (6) months from the date of this agreement, unless such shall have been specifically invited in writing by the Board of Directors of the Company (or a Committee thereof), neither you nor any of your Representatives will in any manner, directly or indirectly, other than pursuant to the Offer and in accordance with the provisions of the preceding paragraph, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries (each of the events described in the foregoing clauses
(i), (ii) and (iii) being referred to as an "Alternative Transaction"); or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934, as amended), (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with or advise, assist or encourage, any third party with respect to any of the foregoing, or disclose any intention, plan or arrangement inconsistent with the foregoing. You also agree during any such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). If
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Mr. Steven A. Markel
Markel Corporation
Page 4                                                     November 17, 1998


at any time during the period set forth in the first sentence of this paragraph you are approached by any third party concerning your or such third party's participation in any of the activities described in (a), (b) or (c) above, you will promptly inform the Company of the nature of such contact and the parties thereto.

      Notwithstanding anything to the contrary in the two preceding paragraphs, the Company hereby agrees that, (A) in the event the Company enters into or announces an Alternative Transaction with any party other than you or one of your affiliates, the provisions of the two preceding paragraphs shall not prohibit you from making an offer to purchase all of the outstanding Shares of the Company for a purchase price per share greater than 105% of the per share consideration being offered in the Alternative Transaction and (B) in the event the Company does not accept your offer of $19 per share in cash upon completion of your due diligence or in the event the Company has not announced or entered into a Transaction by December 31, 1998, nothing contained herein shall preclude you from pursuing the Offer on such terms and conditions as you deem appropriate. In addition, notwithstanding anything to the contrary in the preceding two paragraphs, the Company agrees that the provisions in the preceding two paragraphs shall not prohibit you from making such offer or other response as you deem appropriate in response to an Alternative Transaction which is not proposed or solicited by the Company.

      You understand that except as expressly set forth in this Agreement (i) the Company and DLJ shall conduct the process for a possible Transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyer and entering into definitive agreements without prior notice to you or any other person), (ii) any procedures relating to such a Transaction may be changed at any time without notice to you or any other person, (iii) the Company shall have the right to reject or accept any potential buyer, proposal or offer, for any reason whatsoever, in its sole discretion, and (iv) neither you nor any of your Representatives shall have any claims whatsoever against the Company or DLJ or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to such a Transaction (other than those against the parties to a definitive agreement with you in accordance with the terms thereof). You and the Company agree that unless and until a definitive agreement between the Company and you with respect to any Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Transaction except in the case of this Agreement, for the matters specifically agreed to herein.

      It is further understood and agreed that DLJ will arrange for appropriate contacts for due diligence purposes. It is also understood and agreed that all
(i) communications regarding a possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed exclusively to DLJ and/or Mr. Robert M. Baylis (the chairman of the Special Committee of the Board of Directors that has been established in connection with a possible Transaction), and that none of you or your Representatives who are aware of the Evaluation Material and/or the possibility of a Transaction will initiate or cause to be initiated any communication with any director, officer or employee of the Company (other than Mr. Baylis) concerning the Evaluation Material or a Transaction.
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Mr. Steven A. Markel
Markel Corporation
Page 5                                                     November 17, 1998


      Each of you and the Company agree that money damages would not be a sufficient remedy for any breach of this Agreement by the parties or their Representatives, that in addition to all other remedies the non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, and that the breaching party shall not oppose the granting of such relief, and the breaching party further agrees to waive, and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available for all damages, costs and damages, costs and expenses (including reasonable attorneys' fees) incurred in this regard. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that a party or any of its Representatives have breached this letter agreement, such party shall be liable and pay to the other the reasonable legal fees incurred in connection with such litigation, including any appeal therefrom.

      The Company reserves the right to assign its rights, powers and privileges under this letter agreement (including, without limitation, the right to enforce the terms of this letter agreement) to any person who enters into a Transaction. This Agreement shall be binding on the respective successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the respective successors in interest and assigns of the parties hereto.

      All modifications of, waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of you and the Company or by you and DLJ, as agent for the Company. You acknowledge that the Company is intended to be benefited by this Agreement and that the Company shall be entitled, either alone or together with DLJ, to enforce this Agreement and to obtain for itself the benefit of any remedies that may be available for the breach hereof.

      It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

      You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in either New York City or Wilmington, Delaware over any suit, action or proceeding arising out of or relating to this letter. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to you shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon such judgment or in any other manner provided by law.

      Any notice, request, demand, or other communication required or permitted to be made under this Agreement shall be in writing and shall be delivered personally or shall be sent by facsimile transmission. Any such notice shall be deemed given when so delivered personally or sent
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Mr. Steven A. Markel
Markel Corporation
Page 6                                                     November 17, 1998


by facsimile transmission (and confirmed to have been received) to the address set forth below (or to any other address subsequently furnished in writing by any party hereto, as the case may be, in accordance with this paragraph), if to you, to 4551 Cox Road, Glen Allen, Virginia 23060-3382; if to the Company to 30 Wall Street, New York, New York 10005-2201.

      In the event that any provision or portion of this letter is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law. The parties hereto shall endeavor in good faith negotiations to replace any invalid or unenforceable provision, the effect of which comes as close as possible to that of the invalid or unenforceable provision.
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Mr. Steven A. Markel
Markel Corporation
Page 7                                                     November 17, 1998


      This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made, executed and delivered and performed wholly within the State of New York, without regard to the conflicts of laws principles thereof.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute the same agreement.

      If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our agreement with respect to the matters set forth herein.

                                        Very truly yours,

                                          GRYPHON HOLDINGS INC.

                                          By:
                                           _________________________________
                                                Scott Huntsman
                                                Vice President

                                          DONALDSON, LUFKIN & JENRETTE

                                                SECURITIES CORPORATION

                                          as Exclusive Agent



Agreed and Accepted:
MARKEL CORPORATION


By:____________________________

Title:_________________________

Date:__________________________